Exhibit 99.1

[Horace Mann Educators Corporation logo]

Contact information:

Ryan Greenier

Vice President, Investor Relations

217-788-5738

Horace Mann Names Bret A. Conklin Executive Vice President

and Chief Financial Officer

SPRINGFIELD, Ill., April 13, 2017 — Horace Mann Educators Corporation (NYSE:HMN) announced today that Bret A. Conklin has been named Executive Vice President and Chief Financial Officer. Conklin has been serving as Acting Chief Financial Officer since January 30, 2017, due to the unexpected hospitalization and subsequent passing of the Company’s prior Chief Financial Officer, Dwayne D. Hallman. Conklin has been with Horace Mann for 15 years, as Senior Vice President, Controller and Chief Accounting Officer.

“I have great confidence in Bret’s ability to build upon the strong foundation that Dwayne was instrumental in establishing in our finance organization,” said Marita Zuraitis, President and Chief Executive Officer. “Bret is a seasoned corporate finance executive whose experience, leadership, and passion for the educator market we serve make him the ideal candidate to fill this critical role.”

Conklin will oversee existing Chief Financial Officer responsibilities, including finance, accounting, treasury, investments, investor relations, procurement, P&C reserving, enterprise risk management and internal audit functions. He will continue to act as Chief Accounting Officer in his new position.

Conklin has more than 30 years of experience in the insurance and financial services industry. He joined the company as Senior Vice President and Controller in 2002. Conklin previously served as Vice President of Kemper Insurance from 2000 through 2002, where he was responsible for all corporate financial reporting and accounting operations. Before that, he was Vice President and Controller of Horace Mann from 1998 through 2000, and Vice President and Controller of Pekin Insurance from 1992 through 1998. He has seven years of public accounting experience with KPMG Peat Marwick from 1985 to 1992, specializing in its insurance industry practice.

About Horace Mann

Horace Mann, the largest national multiline insurance and financial services company focusing on educators, provides auto, homeowners and life insurance, retirement products and other financial solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Ill. For more information, visit horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2016 and the Company's past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.

-1-